SCHEDULE 14A
                                 (Rule 14A-101)

                     Information Required in Proxy Statement
                            Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No.   )
                                              --

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

         [X] Preliminary Proxy Statement
         [ ] Definitive Proxy Statement
         [ ] Definitive Additional Materials
         [ ] Soliciting  Material  Pursuant  to  ss.   240.14a-11(c)  or  ss.
             240.14a-12
         [ ] Confidential,  For Use of the  Commission  Only (as Permitted by
             Rule 14a-6(e)(2))

                             GRC INTERNATIONAL, INC.
                             -----------------------
                (Name of Registrant as Specified in its Charter)


                              ----------------------
      (Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)   Title of each class of securities to which transaction applies:

      --------------------------------------------------------------------------
(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

       -------------------------------------------------------------------------
(4) Proposed maximum aggregate value of transaction:

       -------------------------------------------------------------------------
(5) Total fee paid:

       -------------------------------------------------------------------------
[ ]    Fee paid previously with preliminary materials:

       -------------------------------------------------------------------------
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1.     Amount Previously Paid:
                                       -----------------------------------------
         2.     Form, Schedule or Registration Statement No.:
                                                             -------------------
         3.     Filing Party:
                             ---------------------------------------------------
         4.     Date Filed:
                           -----------------------------------------------------

                                [GRAPHIC OMITTED]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  to be held on

                           ________, November __, 1999

The Annual Meeting of Shareholders of GRC International, Inc. will be held at the offices of the Company located at 1900 Gallows Road, Vienna, Virginia 22182, on ________, November __, 1999, at 1:30 p.m. local time for the following purposes:

1. To elect 2 directors for a 3-year term ending in 2002, or until their successors are elected and qualify.

2. To ratify the selection of Deloitte & Touche as independent public accountants for the fiscal year ending June 30, 2000.

3. To consider and act upon a shareholder proposal to terminate the Shareholder Rights Plan.

4. To consider and act upon any other matters which may properly come before the meeting, or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on September 17, 1999, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting, or any adjournment or postponement thereof.


                       By Order of the Board of Directors



                       THOMAS E. McCABE
                       Senior Vice President, Director of Corporate Development,
                         General Counsel & Secretary

October __, 1999
1900 Gallows Road
Vienna, Virginia  22182


                                                          TABLE OF CONTENTS

                                                                                                                 Page
                                                                                                                 ----

ELECTION OF DIRECTORS                                                                                             3

RATIFICATION OF ACCOUNTANTS                                                                                       8

OTHER INFORMATION                                                                                                 9

     Operation of Board and Committees                                                                            9

     Executive Officers                                                                                          10

     Summary Compensation Table                                                                                  11

     Option Grants in Last Fiscal Year                                                                           12

     Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values                                    13

     Employment Contracts and Termination of Employment and
         Change-in-Control Arrangements                                                                          14

     Compensation Committee Report on Executive Compensation                                                     15

     Performance Graph                                                                                           18

     Compensation of Directors                                                                                   19

     Certain Relationships and Related Transactions                                                              20

     Compensation Committee Interlocks and Insider Participation                                                 21

     Section 16(a) Beneficial Ownership Reporting Compliance                                                     21

     Security Ownership of Principal Shareholders and Management                                                 22

SHAREHOLDER PROPOSAL TO TERMINATE THE SHAREHOLDER RIGHTS PLAN                                                    24

DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS                                                                        27

APPENDIX A                                                                                                       28

                                 PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors ("Board") of GRC International, Inc. ("GRC
International", "GRCI" or "Company") for use at the Annual Meeting of Shareholders at the Company's offices, 1900 Gallows Road, Vienna, Virginia 22182, on ________, November __, 1999, at 1:30 p.m., and any adjournment or postponement thereof. GRCI's Annual Report to Shareholders for the year ended June 30, 1999, this proxy statement and the accompanying proxy are first being sent or given to shareholders on or about October __, 1999.

--------------------------------------------------------------------------------

                              PROXY CONTEST WARNING

You may receive proxy soliciting materials from Cilluffo Associates, L.P. on behalf of its own nominees to the Company's Board of Directors. These nominees have NOT been endorsed by your Board.

Your Board of Directors urges you to vote FOR the Company's nominees, Gary L. Denman (President and Chief Executive Officer) and Joseph R. Wright, Jr. (Chairman of the Board of Directors).

--------------------------------------------------------------------------------

Only the holders of record of the Company's $0.10 par value Common Stock ("Stock") at the close of business on September 17, 1999, will be entitled to vote at the meeting. On that date the Company had 12,323,626 shares of Stock outstanding. Holders of the Stock are entitled to one vote per share on all business of the meeting other than the election of directors. In the case of election of directors, each shareholder has the right to vote his shares cumulatively. Cumulative voting permits a shareholder to cast a number of votes equal to the number of directors to be elected multiplied by the number of shares registered in that shareholder's name on the record date, and to cast all such votes for one nominee, or to distribute those votes among the nominees in accordance with that shareholder's choice. The presence, in person or by proxy, of a majority of the outstanding shares of Stock will constitute a quorum for the meeting.

The two nominees for director receiving the most votes will be elected as directors, and other matters will be approved if a majority of the shares present at the meeting in person or by proxy and entitled to vote on the subject matter are voted in favor of approval of such item. In the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on any item other than the election of directors and will be counted as present for purposes of the matter for which the abstention is noted. Accordingly, an abstention will operate to prevent approval of any such matter to the same extent as a vote against approval of such matter.

Under the rules of the New York Stock Exchange ("NYSE"), brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners, but are not permitted to vote on certain other matters (including a contested election of directors) in the absence of such instructions. The withholding of a vote on a matter by a broker who has not received such instructions and is not otherwise permitted to vote on such matter is known as a "broker non-vote." A "broker non-vote" with respect to any matter to be considered at the Annual Meeting of Shareholders will have no effect on the outcome of the vote on such matter.

Unless revoked prior to exercise, all WHITE proxies representing shares entitled to vote which are delivered pursuant to this solicitation will be voted at the meeting. Where the shareholder's choice has been specified on the WHITE proxy, the proxy will be voted accordingly. If a choice is not indicated, the WHITE proxy will be voted in the manner recommended by the Board and, in particular, FOR the election of the Company's nominees for directors named in this proxy statement. If a proxy is executed and returned (whether such proxy was solicited by the Company or by Cilluffo Associates), it may nevertheless be revoked at any time prior to the voting thereof (i) by filing with the Secretary of the Company a written notice of revocation thereof or a duly executed proxy bearing a later date, (ii) by giving written notice to the Company of death or incapacity of the shareholder, or (iii) as to any matter presented at the meeting, by the shareholder's voting in person upon such matter. The execution of the enclosed WHITE proxy will not affect a shareholder's right to vote in person at the meeting should the shareholder later find it convenient to attend the meeting and desire to vote in person.

Management does not intend to present to the meeting any matter not referred to above, and, with the exception of the shareholder proposal described later in this document, does not presently know of any matters that may be presented to the meeting by others. If other matters properly come before the meeting, the management proxy holders intend to vote the proxy in accordance with their judgment. Proxies will be solicited for use at the meeting primarily by mail and in person. Proxies may also be solicited by telephone by regular employees of the Company, who will receive no additional compensation therefor.

The Company has engaged the proxy solicitation firm of Georgeson & Company to assist in the solicitation of proxies at an estimated cost of $25,000 plus expenses. Georgeson & Company will employ approximately 35 people to solicit the Company's shareholders. The Company will reimburse the brokers and other persons holding the Company's shares registered in their names, or in the names of their nominees, for their expenses incurred in sending proxy materials to and obtaining proxies from the beneficial owners of such shares. All expenses in connection with the solicitation of proxies will be borne by the Company.

Expenses related to the solicitation of shareholders, in excess of those normally spent for an annual meeting, are expected to aggregate approximately $500,000, of which approximately $100,000 has been spent to date.

Appendix A sets forth certain information relating to the Company's directors, executive officers and employees who may solicit proxies on the Company's behalf.

YOUR VOTE IS IMPORTANT! Please sign and date the enclosed WHITE proxy card and return it promptly in the enclosed postage-paid envelope. The prompt return of your proxy will ensure that your vote is counted. In the event you attend the meeting, the WHITE proxy will not be used if you revoke it or vote in person on a given item. If you have already given a proxy to Cilluffo Associates on behalf of its nominees, you may revoke that proxy by signing, dating and returning the enclosed WHITE proxy.

                              ELECTION OF DIRECTORS

The Board presently consists of 3 classes, with 3 directors in each class. The class of directors whose terms expire at the 1999 Annual Meeting of Shareholders is the first class. The current members of the first class are H. Furlong Baldwin, Gary L. Denman and Joseph R. Wright, Jr. H. Furlong Baldwin, however, has decided not to run for re-election, and therefore the Board has reduced the size of the first class from 3 to 2 directors and has reduced the size of the Board from 9 to 8 directors, all effective at the conclusion of Mr. Baldwin's current term at the 1999 Annual Meeting of Shareholders. The Company's nominees for election to the first class are Gary L. Denman and Joseph R. Wright, Jr. The Company's nominees and the continuing directors are listed in the table on the following page. The terms of office of the nominees will commence upon election and will continue until the end of their 3-year terms or until their successors are elected and qualify.

Members of the second and third classes will be elected for 3-year terms at the 2000 and 2001 annual meetings, respectively. Any vacancy or newly created directorships in any class may be filled by the Board, and any director so elected will serve for the remainder of the term of the class to which he has been elected by the Board.

In the election of directors, each shareholder has the right to vote his shares cumulatively. Cumulative voting permits a shareholder to cast a number of votes equal to the number of directors to be elected multiplied by the number of shares registered in that shareholder's name on the record date, and to cast all such votes for one nominee, or distribute such votes among the nominees in accordance with his choice. A shareholder wishing to designate the allocation of his vote among the nominees may do so by indication on the enclosed WHITE proxy card or by personal vote at the Annual Meeting. Unless otherwise directed on the WHITE proxy card, management proxy holders will be authorized, in their discretion, to cumulate votes, so that, for example, they may vote proxies for the largest number of the nominees proposed by management which can be elected by cumulative vote.

Management has no reason to believe that any nominee will not be available to serve. If, however, any nominee should become unable to serve, the shares represented by management proxies may be voted instead for the election of another person recommended by the Board.

The table that follows sets forth (i) the name, age and principal occupation of each nominee and continuing director, (ii) the year in which each nominee's or continuing director's term of office will expire, and (iii) the year in which each nominee or director was first elected or appointed to the Board of the Company. Unless otherwise noted, service on the Board has been without interruption. Following the table, additional information is provided regarding all Company nominees and directors.


     COMPANY NOMINEES, CONTINUING                                                                             TERM           FIRST
  DIRECTORS AND PRINCIPAL OCCUPATIONS                                                         AGE            EXPIRES         ELECTED
  -----------------------------------                                                         ---            -------         -------

  COMPANY NOMINEES:
    ..............................................................................

  GARY L. DENMAN
   President & CEO, GRC International, Inc. ......................................            60                2002            1998

  JOSEPH R. WRIGHT, Jr
   Chairman, GRC International, Inc. .............................................
   Chairman & CEO, AmTec, Inc. ...................................................            61                2002            1994

  DIRECTORS WITH CONTINUING TERMS:

  PETER A. COHEN
   Principal, Ramius Capital Group ...............................................            53                2000            1997

  CHARLES H.P. DUELL
   President, Middleton Place Foundation
    and Middleton Inn Company ....................................................            61                2000            1993

  GERALD R. McNICHOLS
   Sr. Vice President & Gen. Manager, MCR Div'n, GRCI ............................            56                2000            1999
    President & CEO, MCR Federal, Inc. ...........................................

  FRANK J.A. CILLUFFO
   Managing General Partner, Cilluffo Associates, L.P. ...........................            56                2001            1996

  LESLIE B. DISHAROON
   Corporate Director ............................................................            67                2001            1992

  LEON E. SALOMON
   Corporate Director ............................................................            62                2001            1999

                        MEMBERS OF THE BOARD OF DIRECTORS

H. FURLONG BALDWIN, 67, has been Chief Executive Officer of Mercantile Bankshares Corporation since 1976, and Chairman since 1984. He has been Chairman and Chief Executive Officer of Mercantile-Safe Deposit & Trust Company since 1976. He is a director of Mercantile-Safe Deposit & Trust Company; Mercantile Bankshares Corporation; Constellation Energy Group, Inc.; CSX Corporation;
Offitbank; Wills Group; and The St. Paul Companies. He is a Trustee and Past Chairman of Johns Hopkins Hospital and Johns Hopkins Health System, and a Trustee of Johns Hopkins University. He is a Governor of the National Association of Securities Dealers, Inc.

FRANK J.A. CILLUFFO, 56, is a managing general partner of Cilluffo Associates, L.P., a firm that principally invests in securities for its own account.

PETER A. COHEN, 53, is a principal of Ramius Capital Group ("Ramius"), a privately-held, specialized investment firm. He became Vice Chairman of GRC International in 1997. From 1971 to 1990 he held various positions with Shearson Lehman Brothers and its predecessors, culminating as Chairman of the Board and Chief Executive Officer from 1987 to 1990. Subsequent to his departure from Shearson Lehman, he became Chairman of Republic New York Securities Corporation. He was also Vice Chairman of Republic New York Corporation and a member of its Management Executive Committee. He is a Director of Presidential Life Corporation, Telecom Italia Sp.A. and Andover Togs Inc. He is a Trustee of Mt. Sinai Hospital and a board member of The Ohio State University Foundation. He has served as a Director of the New York Stock Exchange, American Express Company, Republic New York Corporation, Societe General de Belgique S.A., Cofide and Cerus S.A., The New York Federal Reserve Bank International Capital Markets Advisory Committee, The Depository Trust Company, The New York City Opera and the Museum of Jewish Heritage.

GARY L. DENMAN, 60, has been President and Chief Executive Officer since July 1, 1998. He was President and Chief Operating Officer from March 1998 to June 1998. From 1995 to 1998, he was Executive Vice President and Chief Operating Officer. He joined the Company in 1995 as Senior Vice President for Strategic Planning. From 1992 to 1995, he was Director of the Department of Defense Advanced Research Projects Agency ("DARPA"), the premier Federal research and development agency. He was Deputy Director of DARPA from 1990 to 1992. Prior to joining DARPA he was Deputy Director of the U.S. Air Force's Wright Laboratories at Wright Patterson Air Force Base from 1988 to 1990. From 1982 to 1988, he was Director of the Air Force Materials Laboratory and Director of the Air Force Manufacturing Technology Program. He is also a director of the Southern Research Institute.

LESLIE B. DISHAROON, 67, was Chairman, President and Chief Executive Officer of Monumental Corporation from 1979 until his retirement in 1988. He is a director of Aegon USA and Travelers Property Casualty Co. He is Chairman of MSD&T Funds, Inc. and Chairman of the Board of the Johns Hopkins Health System Endowment.

CHARLES H.P. DUELL, 61, has been President of Middleton Place Foundation since 1974. Middleton Place Foundation is a non-profit educational trust that owns and interprets the Middleton Place National Historic Landmark in Charleston, South Carolina. He has also been President of the Middleton Inn Company since 1991. His responsibilities include historic preservation, tourism, timber and land management, and real estate development. He is also a director of Alliance Capital Reserves; Alliance Government Reserves; and Alliance Tax-Exempt

Reserves (and associated funds). He is a Trustee Emeritus of the National Trust for Historic Preservation, and is Chairman of the Board of Architectural Review for the City of Charleston.

GERALD R. McNICHOLS, 56, was elected to GRC's Board of Directors and named Senior Vice President & General Manager of GRC's new MCR Division on September 23, 1999. He was President and CEO of Management Consulting & Research, Inc. and its subsidiaries ("MCR") for 22 years until GRC's acquisition of MCR in September 1999. He continues to serve as President and CEO of MCR Federal, a subsidiary of GRC. He has more than 30 years experience leading and managing complex management consulting tasks. As President & CEO of MCR, Dr. McNichols led his company in performing studies for government and industry clients. Prior to starting MCR in 1977, Dr. McNichols was Vice President of J. Watson Noah Associates, Inc. (cost analysis consultants) and Vice President of GENTECH, Inc. (information systems consultants). During nine years of previous government service he was Special Assistant to the Deputy Assistant Secretary of Defense (Resource Analysis). He was commissioned by the Air Force in 1965, and spent four years on the Air Staff before joining the Office of the Secretary of Defense. He has been an adjunct professor at George Mason University and The George Washington University. He is a Certified Cost Estimator/Analyst (CCEA). He is co-author of the textbook Operations Research in Decision Making (1975); author of "Software Development Cost Models," Chapter 12 of the book Software Reliability (1986); author of "The Economics of Computing Methods of Cost Assessment," Part 4 of the book Software System Design Methods (1986); author of "Uncertainties of LCC Predictions," a chapter in Electronic Systems Effectiveness and Life Cycle Costing (1983); and a frequent presenter at professional conferences on Y2K, Risk Analysis, and Cost Analysis.

LEON E. SALOMON, 63, recently retired from Rubbermaid as Senior Vice President for Procurement. He joined Rubbermaid in 1996 serving as the Corporate Vice President, Purchasing and Logistics for approximately two years. He served with the United States Army for 37 years, achieving the rank of General. From
February 1994 until his retirement in May 1996, he commanded the U.S. Army Materiel Command where he oversaw daily operations for an organization of more the 70,000 people and 255 worldwide facilities. He had numerous command and staff positions leading to his final assignment. From 1992 to 1994, he was the Deputy Chief of Staff for Logistics, Department of the Army. Prior to that, he served in a wide variety of logistical, managerial, and policy and programming positions with increasing scope and levels of responsibility throughout the U.S. Army. He was promoted to brigadier general in 1984 and served as a general officer for 12 years. He has been a member of the Board of Directors of Primex Technologies Inc. since 1996. He is a member of the Board of Directors of Armed Forces Benefit Association Financial Services Company. He is a Senior Fellow for the Association of the United States Army and is a member of the Army Science Board.

JOSEPH R. WRIGHT, Jr., 61, was named Chairman of the Company in 1997. He has also been Chairman and Chief Executive Officer of AmTec, Inc. since 1995. AmTec is a public company that provides voice, data and Internet telephony services worldwide and has telecom interests in China. He is co-Chairman of Baker & Taylor Holdings Inc., an international book and video distribution Company. From 1989 to 1994, he served as Executive Vice President, Vice Chairman and director of W.R. Grace & Co., an international specialty chemicals and health care company. From 1988 to 1989, he was a member of the President's Cabinet as Director of the White House Office of Management and Budget ("OMB"). He was Deputy Director of OMB from 1982 to 1988, Deputy Secretary of Commerce from 1981 to 1982, President of Citicorp Retail Services and Retail Consumer Services from 1976 to 1981, and a partner/Vice President at Booz, Allen and Hamilton Inc. from 1966 to 1971. He is also a director of AmTec, Baker & Taylor, PanAmSat, RealMed, Fusion Telecommunications International, Inc. and Barington Capital Corporation.

                        CILLUFFO ASSOCIATES' SOLICITATION

Cilluffo Associates, L.P. ("Cilluffo Associates") has nominated individuals for election to the Board of Directors in opposition of the Company's nominees.

The Board urges you to vote on the enclosed WHITE proxy card "FOR" the Company nominees. Do not vote on any proxy card furnished by Cilluffo Associates.
             ---

Cilluffo Associates has had at least one representative on the Board continuously since 1992, and two representatives from 1996 to 1998. Through Frank Cilluffo's current membership on the Board, which will continue until the 2001 annual meeting of shareholders, Cilluffo Associates holds a percentage of the Board seats that closely corresponds with its percentage ownership of the Company's stock. Despite its longtime Board representation, Cilluffo Associates is seeking a voice that is disproportionately larger than both its percentage share ownership and the Board representation of Dr. McNichols, the Company's largest shareholder.

The Board believes the shareholders' interests are far better served by re-electing Chairman Joseph Wright and President and CEO Gary Denman to the Board than by an expansion of Cilluffo Associates' existing representation. Under the leadership of Messrs. Wright and Denman, the Company has delivered vastly improved results since implementing an aggressive growth and profitability strategy. Since 1998, annual revenues have increased 26% and annual operating income has grown 71%. Operating margins have increased very substantially, from 4.1% for fiscal 1998 to 5.6% for fiscal 1999. Shareholder equity increased 46%, from $27.4 million at the end of fiscal 1998 to $40.1 million at the end of fiscal 1999. Messrs. Wright and Denman are executing a strategy of growth in key federal markets through aggressive business development founded on the Company's excellent reputation of customer satisfaction. Failure to elect these two top leaders could seriously impair the continued successful execution of their strategy to aggressively build shareholder value.

Because shareholders may cumulate votes in the election of directors, a shareholder with shares representing more than one-third of the total votes cast at the Annual Meeting would have the power to elect one of the two directors to be elected. Cilluffo Associates has reported that it beneficially owned, as of September 1, 1999, 1,708,000 shares (representing 13.9% of the outstanding shares as of the record date) and that it will vote those shares in favor of its nominees for election to the Board. As of September 3, 1999, the current directors, excluding Mr. Cilluffo, owned a total of 2,150,430 shares (representing 17.4% of the outstanding shares) (excluding shares issuable upon exercise of options) and have advised the Company that they will vote those shares in favor of the Company's nominees for election to the Board. If either of the Company's nominees is not elected to the Board at the Annual Meeting, the Board may, and it reserves the right to, appoint that nominee to the Board after the meeting if it determines such action to be in the best interests of the Company and its shareholders.

The Board urges you to vote "FOR" the Company's nominees - Gary L. Denman and Joseph R. Wright, Jr. on the enclosed white proxy card.

VOTE REQUIRED
-------------

The nominees elected as directors will be the two nominees receiving the most votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors.

                           RATIFICATION OF ACCOUNTANTS

The Board has selected Deloitte & Touche to serve as the Company's independent public accountants for the fiscal year ending June 30, 2000. Deloitte & Touche has offices near or convenient to most of the Company's operations. The Board is satisfied as to the professional competence and standing of Deloitte & Touche. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so, as well as being available to respond to appropriate questions.

VOTE REQUIRED
-------------

The vote required for ratification of the selection of Deloitte & Touche is the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter.

The Board recommends a vote "FOR" the proposal to ratify the selection of Deloitte & Touche as independent public accountants.

                                OTHER INFORMATION

                        OPERATION OF BOARD AND COMMITTEES

The Board has standing Audit, Compensation, Administrative/Ethics and Executive & Nominating Committees.

The Audit  Committee  reviews  the  results  of,  and  suggestions  provided  in connection with, the Company's annual audit by its independent public accountants; reviews accounting procedures established by management; and considers matters relating to non-audit services by the independent public accountants. During fiscal 1999, the Committee held 3 meetings. The members of the Committee are Mr. Baldwin (Chairman), Mr. Disharoon and Mr. Cilluffo.

The Compensation Committee represents the full Board in matters of executive compensation, and from time to time recommends to the full Board appropriate methods and amounts of executive and director compensation. It also administers the Company's employee and executive stock option plans. During fiscal 1999, the Committee held 5 meetings. The members of the Committee are Mr. Disharoon (Chairman), Mr. Cohen and Mr. Duell.

The Administrative/Ethics Committee monitors the Company's retirement plan and ethical compliance within the Company. During fiscal 1999, the Committee held 3 meetings. The members of the Committee are Mr. Duell (Chairman), Mr. Cilluffo and Gen. Salomon.

The Executive & Nominating Committee has the authority to exercise all of the powers of the Board in the management of the business and affairs of the Company between the meetings of the Board, except to the extent prohibited by applicable law or regulation. It also reviews and makes recommendations in regard to the election of officers and directors for the Company. During fiscal 1999, the Committee held 4 meetings. Currently, all members of the Board are on the Executive & Nominating Committee.

The Company's Bylaws provide that the Chairman of the Board is an ex-officio member of all the standing committees upon which he does not serve as a regular standing member, and that the President is an ex-officio member of the Executive & Nominating Committee.

The Executive & Nominating Committee will consider recommendations submitted by shareholders for nominees for director. Such recommendations should be in writing and delivered or mailed to the Company c/o Thomas E. McCabe, Senior Vice President, Director of Corporate Development, General Counsel & Secretary, 1900 Gallows Road, Vienna, Virginia 22182. In addition, nominations for the election of directors may be made by shareholders in accordance with procedures set forth in the Company's Certificate of Incorporation. Copies of such procedures may be obtained without charge by contacting Mr. McCabe at the above address.

The Board held 6 meetings during fiscal 1999. No Board member attended fewer than 75% of the meetings of the Board and Board Committees on which that director served, except for General Salomon, who attended 1 of his 2 Board and Committee meetings since his appointment to the Board in April 1999, and Mr. Cilluffo, who attended only 9 of his 14 Board and Committee meetings.

                               EXECUTIVE OFFICERS

In addition to Dr. Denman, the following persons are executive officers of the Company as of August 31, 1999:

MICHAEL G. STOLARIK, 48, has been Executive Vice President, Chief Operating Officer and Acting Director of Information Systems Division (ISD) since April 1999. He was Senior Vice President, Strategic Planning from 1998 to April 1999. He was also Acting Director of the Company's Decision Technologies Division
(DTD) from July 1998 to January 1999, and Acting Director of the Company's SWL Division from January 1999 to February 1999. He was President and Chief Executive Officer for Space Applications Corporation from 1995 to 1997. From 1975 to 1995, he was at BDM International. He served as BDM's Corporate Vice President from 1989 to 1995, with responsibility for the company's operating group performing information technology and systems integration projects. He was Vice President and General Manager of BDM's Communications and Data Systems Division from 1987 to 1989, and Vice President of Information Systems from 1985 to 1987. He also served as BDM's Chief Information Officer in 1994 and 1995.

THOMAS E. McCABE, 44, is Senior Vice President, Director of Corporate Development, General Counsel and Secretary. He joined the Company as Vice President-Legal and Secretary in 1992, and was promoted to the additional offices of General Counsel in 1993, Senior Vice President in 1995, and Director of Corporate Development in 1998. He was a founding partner of the Washington law firm of McCarthy & Burke from 1988 through 1991, and an attorney with its predecessor McCarthy & Durrette from 1985 to 1988. He was an attorney with Venable Baetjer & Howard from 1984 to 1985, and Reavis & McGrath from 1982 to 1984. He was law clerk to Judge Charles Richey in the U.S. District Court for D.C. from 1981 to 1982.

JAMES P. ALLEN, 50, has been Senior Vice President, Chief Financial Officer and Treasurer since January 1999. He was Executive Vice President and CFO of CACI International from 1996 to 1998. He was Vice President of Finance for I-Net, Inc. in 1995. He was Executive Vice President of Finance and Administration for RJO Enterprises, Inc. from 1992 to 1995. From 1979 to 1989, he held various positions with Fairchild Industries culminating as Vice President and Controller, and from 1989 to 1992, he was Vice President-Finance, CFO and Treasurer for its spin-off, Fairchild Space and Defense Corp.


                           SUMMARY COMPENSATION TABLE
                                        A N N U A L  C O M P E N S A T I O N      LONG TERM COMPENSATION
                                        -----------------------------------       ----------------------
              Name and                                          Other Annual               AWARDS                      All Other
         Principal Position      Year   Salary 1/    Bonus 1/   Compensation 1,2/ Securities Underlying Options 1,3  Compensation 4/
         ------------------      ----   --------     -------    -------------     -----------------------------      -------------
    .............................
Gary L. Denman ..................1999   $297,411 5/   $125,560 5/   $60,682               32,200 5/                      $15,272
President and CEO ...............1998   $187,308 5/   $125,560 5/   $12,173              268,724 5/                      $12,639
                                 1997   $180,000 5/     - 0 -       $ 5,569               29,196 5/                      $12,850

Michael G. Stolarik .............1999   $172,856 6/   $ 95,000 6/   $36,529               80,000                         $ 9,901
Executive VP and COO ............1998   $ 43,750 6/   $ 17,000 6/   $ 6,125               10,000                         N/A
 .................................1997   N/A           N/A           N/A                   N/A                            N/A

Thomas E. McCabe ................1999   $195,190      $ 50,000      N/A                   20,000                         $10,495
Senior VP, Dir. of Corp. Dev't, .1998   $181,569      $ 57,300      N/A                   25,000                         $11,033
General Counsel & Secretary .....1997   $148,698 7/     - 0 -       $ 5,876               27,173 7/                      $11.015

James L. Selsor .................1999   $158,904 8/   $ 40,000      $ 1,459               20,000                         $12,736
Senior VP, Director ISD .........1998   $140,616 8/   $101,960      $ 1,758               10,000                         $11,182
 .................................1997   $130,693 8/   $ 61,418 8/   $   491                6,789 8/                      $11,553

James P. Allen ..................1999   $ 70,857 9/   - 0 9/        $24,755               81,821 9/                      $   713
Senior VP, Chief Financial ......1998   N/A           N/A           N/A                   N/A                            N/A
Officer & Treasurer .............1997   N/A           N/A           N/A                   N/A                            N/A


1/ Under the Cash Compensation Replacement Plan ("CCRP"), officers may exchange up to 25% of salary and 100% of bonus in exchange for stock or options at a discount. The CCRP is designed to encourage officers to forego cash compensation in exchange for equity (stock or options). In the table above, salary and bonus replaced with options are not included in the "Salary" and "Bonus" columns, but salary and bonus replaced with shares of stock are included in those columns. CCRP stock and option discounts are included in the "Other Annual Compensation" column. CCRP options are also included in the "Securities Underlying Options" column. The discount formulas are described in Note 2 to the Table on the next page entitled "Option Grants in Last Fiscal Year".

2/     Represents discounts on purchase of stock or options under the CCRP.

3/ Options in this column were awarded under conventional option plans, unless notes indicate that the executive has given up salary or bonus in exchange for options (at a discount) under the CCRP.

4/     Company contributions to defined contribution retirement plan.

5/ Under the CCRP, Dr. Denman gave up $32,589 of salary and $125,560 of bonus for 32,200 options in 1999, $20,812 of salary and $57,300 of bonus for 18,724 options in 1998, and $20,000 of salary for 4,196 options in 1997.

6/ Under the CCRP, Mr. Stolarik gave up $34,117 of salary and $95,000 of bonus for 15,136 shares of stock in 1999, and $7,500 of salary and $17,000 of bonus for 4,182 shares of stock in 1998. He joined the Company on March 16, 1998.

7/ Under the CCRP, Mr. McCabe gave up $20,053 of salary for 2,133 options and $21,876 of salary for 5,140 shares of stock in 1997.

8/ Under the CCRP, Mr. Selsor gave up $5,834 of salary for 1,116 shares of stock in 1999, $7,031 of salary for 1,326 shares of stock in 1998, $1,758 of salary for 423 shares of stock in 1997, and $3,119 of salary for 334 options in 1997.

9/ Under the CCRP, Mr. Allen gave up $17,813 of salary and $40,000 of bonus for 11,821 options in 1999. Mr. Allen joined the Company on January 13, 1999.


                        OPTION GRANTS IN LAST FISCAL YEAR

                                INDIVIDUAL GRANTS

                               Number of        % of Total
                               Securities         Options         Exercise       Market
                               Underlying       Granted to         or Base      Price at                        Grant
                                Options          Employees          Price        Date of      Expiration        Date
           Name                Granted(#)     in Fiscal Year       ($/Sh)         Grant          Date           Value 3/
           ----                ----------     --------------       ------         -----          ----           -----
      Gary L. Denman             1,831 2/           0.3%            $1.77 2/      $4.44           2/           $ 5,878
                                 2,266 2/           0.4%            $1.52 2/      $6.78           2/          $ 12,848
                                 2,098 2/           0.4%            $1.64 2/      $6.69           2/          $ 11,539
                                 1,816 2/           0.3%            $1.90 2/      $8.38           2/          $ 12,712
                                24,189 2/           4.4%            $2.16 2/      $8.84           2/          $175,854

    Michael G. Stolarik         20,000 1/           3.6%            $4.84         $4.84        9/17/08        $ 43,200
                                60,000 1/          10.8%            $6.69         $6.69         4/5/09        $178,800

     Thomas E. McCabe           20,000 1/           3.6%            $4.84         $4.84        9/17/08        $ 43,200

      James L. Selsor           20,000 1/           3.6%            $4.84         $4.84        9/17/08        $ 43,200

      James P. Allen            70,000 1/          12.6%            $7.16         $7.16        1/13/09        $223,300
                                 1,507 2/           0.3%            $1.64 2/      $6.69           2/           $ 8,289
                                 2,608 2/           0.4%            $1.90 2/      $8.38           2/          $ 18,256
                                 7,706 2/           1.4%            $2.16 2/      $8.84           2/          $  56,02

----------------------------------------
1/ Options granted under conventional stock option plans. The options are 50% exercisable 2 years after grant, 25% exercisable 3 years after grant, and 25% exercisable 4 years after grant, and expire 10 years after grant.

2/ Options under the Cash Compensation Replacement Plan ("CCRP") are granted at the end of each calendar quarter to officers who have elected to forego cash compensation in exchange for options under the plan. Officers may forego up to 25% of salary and 100% of bonus in exchange for the options. The exercise price of the options is equal to 25% of the average fair market value of the Stock during the quarter in which the cash compensation would have been received. The number of options granted is determined by dividing the foregone compensation by 80% of the option "spread" at grant, which is the difference between (i) the average fair market value of the Stock during the quarter and (ii) the exercise price of the option. This formula gives the officer a 20% discount from the "spread". This "spread" is less than the "grant date value" shown in the table above, which is based on a different valuation method (described in note 3). The options are 80% exercisable upon grant, 90% exercisable in 2 years, 95% exercisable in 3 years, and 100% exercisable in 4 years. The options expire 3 years after employment terminates. (As explained in the Summary Compensation Table on the preceding page and in the Compensation Committee Report on Executive Compensation below, the CCRP also permits officers to purchase Stock at a similar discount. The number of shares awarded is determined by dividing the foregone compensation by 80% of the average fair market value of the Stock during the quarter. This formula gives the officer a 20% discount from the average fair market value during the quarter.)

3/ Grant date values were calculated using the Black-Scholes option pricing model, assuming (i) 5-year term for options; (ii) 6% annual interest rate; (iii) 40% volatility; and (iv) no dividends. The ultimate values of options, if any, will depend on the future market price of the Stock, which cannot be predicted.


                                          AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                                                     FISCAL YEAR-END OPTION VALUES

                                                                 Number of Securities                     Value of
                                                                      Underlying                        Unexercised
                               Shares                            Unexercised Options                In-the-Money Options
                              Acquired                          at Fiscal Year-End(#)                at Fiscal Year-End 1/
                                 on             Value           --------------------                 ------------------
          Name               Exercise(#)     Realized($)      Exercisable/Unexercisable          Exercisable/Unexercisable
          ----               ----------      ----------       -------------------------          -------------------------

     Gary L. Denman             - 0 -           - 0 -          195,617          173,422          $237,242          $251,735

   Michael G. Stolarik          - 0 -           - 0 -           - 0 -            90,000           - 0 -            $209,960

    Thomas E. McCabe            - 0 -           - 0 -           33,488           62,910          $ 2,120           $149,492

     James L. Selsor            - 0 -           - 0 -           53,238           - 0 -           $106,129           - 0 -

     James P. Allen             - 0 -           - 0 -            3,292           74,115          $ 22,044          $ 99,591

----------------------------------
1/ Option values calculated by subtracting (i) the exercise price of the named executives' options from (ii) $8.50, which was the closing price of the Stock on June 30, 1999, then multiplying such amount by the aggregate number of shares underlying the named executive's options.

               EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
                       AND CHANGE-IN-CONTROL ARRANGEMENTS

The Company has an employment agreement with Dr. Denman which provides for an annual salary of $330,000, and an annual bonus equal to 2% of the Company's net income, without regard to extraordinary items. The agreement is for a three-year term expiring June 30, 2001, but is terminable immediately by the Company for cause. During the 30 months following a change in control, if the Company terminated his employment without cause or took certain other adverse actions, he would receive a lump-sum severance payment equal to 2 times his annual salary and 2 times his target bonus (2% of the Company's budgeted net income), and his employee benefits would continue until the earlier of (A) such time as he obtains new benefits coverage by reason of new employment, or (B) the 2 year anniversary of his termination of employment. The agreement provides an annual financial and estate planning allowance of up to $10,000. It also provides Dr. Denman and his wife with lifetime dental and vision insurance.

The Company has employment agreements with Messrs. Stolarik, McCabe and Allen which provide for annual salaries, effective October 1, 1999, of $228,804,
$206,964  and  $195,708,   respectively.   The   agreements  may  be  terminated
immediately by the Company for cause, or by either party without cause on 6 months notice. During the 30 months following a change in control, if the Company terminated employment without cause or took certain other adverse actions, the executive would receive a lump-sum severance payment equal to 2 times his annual salary, and his employee benefits would continue until the earlier of (A) such time as he obtains new benefits coverage by reason of new employment, or (B) the 2 year anniversary of his termination of employment. In addition, the Company must reimburse him for any legal fees and expenses he incurs in successfully enforcing these rights.

The Company had an employment agreement with Mr. Selsor which provided for an annual salary of $165,000. The agreement was terminable immediately by the Company for cause, or by either party without cause on 6 months notice. During the 30 months following a change in control, if the Company terminated his employment without cause or took certain other adverse actions, he would have received a lump-sum severance payment equal to 1.5 times his annual salary, and his employee benefits would have continued until the earlier of (A) such time as he obtains new benefits coverage by reason of new employment, or (B) the 1.5 year anniversary of his termination of employment. In addition, the Company would have had to reimburse him for any legal fees and expenses he incurred in successfully enforcing these rights. Mr. Selsor and the Company entered into a Separation and Release Agreement dated April 20, 1999, with respect to Mr. Selsor's resignation as an officer, whereby his salary and benefits were continued through September 22, 1999 and his options were accelerated.

The Company also offered "stay-put" bonuses to Messrs. Roth, Denman, McCabe and Selsor during fiscal 1998. These bonuses would have been payable to the named executives in the event of a change in control. The maximum "stay-put" bonus offered to each of the named executives was as follows: Mr. Roth, $313,254; Dr. Denman, $165,770; Mr. McCabe, $121,307; Mr. Selsor, $63,076. The "stay-put"
arrangements expired September 30, 1998, and no "stay-put" payments were made.

All of the arrangements described on this page were approved by at least one of the managing general partners of Cilluffo Associates, L.P., Frank J.A. Cilluffo and Edward C. Meyer, in their capacity as directors of the Company.

                          COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

This report describes the philosophy underlying the cash and equity-based components of GRCI's executive pay program. It also describes each element of the program, as well as the rationale for compensation paid to GRCI's Chief Executive Officer. So that the Company's executive compensation program will be administered objectively, this Committee is comprised entirely of independent directors. Further, Committee members have no "interlocking" relationships as defined by the SEC. The Committee represents the full Board in matters of executive compensation, and recommends to the Board appropriate methods and amounts of executive compensation. It also administers the Company's stock option plans.

Compensation Policy and Overall Objectives.
------------------------------------------

GRCI's executive compensation program is designed to link a significant part of executive pay to Company performance, and to the interests of GRCI's shareholders. In determining or approving the amount and composition of executive compensation, the Committee's goal is to provide a compensation package that will enable the Company to attract and retain talented executives, reward outstanding performance, and encourage GRCI executives to focus on the interests of shareholders. The Committee's overall focus is on total compensation, although it also examines the individual elements of compensation. The primary components of the Company's executive compensation package are salary, bonus, and stock options.

The Committee periodically reviews independent third party surveys to ensure that the compensation of the Company's executives is at appropriate levels. The companies contained in these surveys are not the same as either of the groups of companies comprising the "Russell 2000 Index" or the "S&P Technology Index" in the stock price performance graph shown below, because many of the companies in the indices are in different industries or are significantly larger than GRC. Thus, compensation comparisons between those companies and GRC would be inappropriate. Based on its review of the surveys, the Committee believes that GRC's executive compensation, overall, is roughly at the 75th percentile of the market, without assigning any specific weighting to the various elements of compensation. The Committee also believes that GRC's executive compensation is at appropriate levels.

Salaries.
--------

The Committee's review of each executive officer's base salary takes into consideration the duties of the position, the competitive market, the experience and qualifications of the executive, the performance of the executive, and equity issues relating to pay for other Company executives. In making or approving salary decisions, the Committee exercises its discretion and judgment based on these factors. No specific formula is applied to determine the weight of each factor.

Bonuses.
-------

Under the Company's Incentive Compensation Plan, executives may receive bonuses based on performance. With the exception of the CEO's bonus, which is discussed below, bonuses are discretionary, and not targeted to a fixed percentage of salary; rather, they are based on several performance factors, including the performance of the Company as a whole or the performance of the executive's division, improvement of business base, quality of service and product, control of costs, quality of personnel selection and training, and conformity to general

Company policies and directives. No specific weighting has been assigned to these performance measures. Bonuses are typically determined and paid after fiscal year end, in conjunction with a review of the Company's performance for the year in question.

Stock Options.
-------------

GRCI has two types of employee stock option plans. The first type is the conventional option plan, under which options are granted at fair market value to key employees who are expected to contribute materially to the Company's success. The Committee intends to continue using stock options as the primary long-term incentive, because they provide rewards to executives only to the extent the Stock price increases after the options are granted. This helps to focus executives on increasing shareholder value over the long term.

The Company also has a Cash Compensation Replacement Plan ("CCRP"), which is designed to encourage officers to voluntarily forego cash compensation (up to 25% of salary and 100% of bonus) in exchange for equity (Stock or options) at a 20% discount. The discount formulas are described in Note 2 to the Table on page 12 entitled "Option Grants in Last Fiscal Year". The Committee believes that the CCRP is an appropriate means to encourage equity ownership among officers and more closely align their interests with those of shareholders, while reducing the Company's cash outlays for executive compensation.

Compensation of the Chief Executive Officer.
-------------------------------------------

Upon President Denman's promotion to CEO on July 1, 1998, the Committee raised the CEO's salary to $330,000. This amount was determined by the Committee to be a reasonable increase in the CEO's salary which had been at the $300,000 level since July 1, 1994. The Committee believes the salary is roughly at the 75th percentile of market levels based on the surveys mentioned above.

To encourage the CEO to do his utmost to increase the Company's profitability, his bonus is strictly based on a formula tied to net income. Specifically, the CEO receives 2% of the Company's consolidated net income, without regard to any extraordinary items of income or loss. The Committee believes this formula provides the opportunity for payoffs commensurate with the Company's earnings. Under this formula, the CEO received no bonus for fiscal 1996 and 1997.

For fiscal 1999, the Committee approved an adjustment to President Denman's bonus, because the bonus had been negotiated on the assumption that all of the Company's remaining tax loss carryforwards would flow through the Company's income statement. Instead, upon further consultation and analysis with the Company's auditors, Deloitte & Touche, it was agreed that the appropriate accounting treatment was to credit $3.425 million of the tax benefit directly to equity. This accounting treatment resulted in (a) a reduction of $3.425 million to the Company's fiscal 1999 net income, and (b) a reduction of $68,500 to President Denman's bonus. The Committee concluded that, in the interest of fairness and equity, this deficit should be paid to President Denman as part of his fiscal 1999 bonus, for a total fiscal 1999 bonus of $251,120.

The Committee also periodically grants conventional stock options to the CEO in amounts determined by the Committee as appropriate to align his compensation package with shareholder interests and believed by the Committee to be consistent with competitive market practice.

Deductibility of Compensation Under Section 162(m) of the Internal Revenue Code.
-------------------------------------------------------------------------------

Because the salary and bonus levels of the Company's CEO and other executive officers are well below the $1 million cap on deductible executive compensation under Section 162(m) of the Internal Revenue Code, the Committee believes there is no current need to qualify these salary and bonus components of the Company's executive compensation program under that Section. The Committee has, however, sought to ensure that compensation that may in the future be recognized by executives under the Company's stock option programs will be fully deductible under Section 162(m). Nevertheless, the Committee reserves the right to award future compensation which would not (or potentially would not) comply, if it determines this to be in the Company's best interest.



Leslie B. Disharoon, Chairman, Compensation Committee
Peter A. Cohen
Charles H.P. Duell

                                                          [GRAPH OMITTED]

                                                CUMULATIVE TOTAL SHAREHOLDER RETURN 1/
                                                           PERFORMANCE CHART

                                                            INDEXED RETURNS

                                         Base                                  Years
                                         Period                                Ending
                                         ------                                ------
                Company/Index             1994        1995         1996        1997       1998        1999
                -------------             ----        ----         ----        ----       ----        ----
        GRC International                  100         131         320          46         85          71
        S&P Technology Index               100         163         194         295        396          653
        S&P 500 Index                      100         126         159         214        279          342
        Russell 2000 Index                 100         118         144         165        190          190

                                                       ANNUAL RETURN PERCENTAGES

                                                                              Years
                                                                              Ending
                                                                              ------
                Company/Index                         1995         1996        1997        1998        1999
                -------------                         ----         ----        ----        ----        ----

        GRC International                              31          144         (86)         86         (17)
        S&P Technology Index                           63           19          52          34          65
        S&P 500 Index                                  26           26          35          30          23
        Russell 2000 Index                             18           22          14          15           0

1/ Graph and tables show cumulative total return through June 30, 1999 of $100 investment made on June 30, 1994, with dividends reinvested. The Russell 2000 Index has been added to the Cumulative Total Shareholder Return chart because it is the most commonly referenced indicator of small-cap stock performance. The S&P Technology Index will be eliminated from the chart next year because it is composed primarily of large-cap companies and electronic hardware manufacturers.

                            COMPENSATION OF DIRECTORS

Basic Arrangements.
------------------

Non-employee directors are paid an annual retainer of $15,000 and an additional $1,000 for each Board meeting they attend, and $500 for each Committee meeting they attend. Committee Chairmen are paid $800 for each Committee meeting they attend. The Company also provides each director a $50,000 term life insurance policy. Directors also receive 3,000 stock options annually at the market price.

Alternative Arrangements Available.
----------------------------------

Non-employee directors may elect to forego their cash compensation in exchange for Stock or stock options. The exercise price of the options is equal to 25% of the average fair market value of the Stock during the quarter in which the cash compensation would have been received. The number of options granted is determined by dividing the foregone compensation by the option "spread" at grant, which is the difference between (i) the average fair market value of the Stock during the quarter, and (ii) the exercise price of the option. This "spread" is less than the "grant date value" of the option under the Black-Scholes option pricing model. The options are immediately exercisable. They expire 3 years after a director leaves the Board, and otherwise have no fixed expiration date.

Chairman's Compensation.
-----------------------

For his service as Chairman, Mr. Wright receives a Chairman's fee of $25,000 per quarter in lieu of Board or Committee meeting fees.

In addition, for fiscal 1999, in order to provide a further incentive to the Chairman along lines that benefit shareholders, the Company agreed to pay Mr. Wright a bonus, to be paid only to the extent the Company exceeded its budgeted earnings before taxes (EBT). A 10% increase in EBT would have rendered a bonus of $30,000, and a 20% increase in EBT would have rendered a bonus of $100,000. Intervening percentage increases were to be pro-rated. Since the Company's actual EBT exceeded the ceiling in the bonus plan, the full $100,000 was paid. Under the terms of the arrangement, Mr. Wright received no cash, but rather received the bonus in the form of options under the Directors Fee Replacement Plan.

For fiscal 2000, the Company continued this arrangement with Mr. Wright, with the numbers being based on the Company's revised fiscal 2000 budget which includes earnings anticipated from the MCR acquisition.

Termination of Directors Retirement Plan.
----------------------------------------

The Company previously had a retirement plan for non-employee directors, but the plan was terminated effective May 1, 1999. In connection with the termination of the plan, directors received the actuarial value of their plan interests in deferred stock units at the market price, payable in stock upon their departure from the Board.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company previously loaned its former President and CEO Jim Roth $230,000 in connection with his relocation in 1992 from California to Virginia at the Company's request. The loan was secured by a second deed of trust on Mr. Roth's Virginia residence, and, until July 1, 1998, bore interest at the rate of 6% per year. From 1993 through 1998, Mr. Roth made annual interest payments as required under the loan. Effective July 1, 1998, one-half of the outstanding principal amount of the loan was forgiven, and the loan ceased to bear interest. The second half of the loan was forgiven effective June 30, 1999. To strengthen its marketing to certain classified government customers, the Company entered into a consulting agreement with Mr. Roth at a rate of $1,600 per day plus expenses, with a guaranteed minimum of 10 days per month through November 5, 1998. Under this agreement, Mr. Roth received $59,727 for his consulting services and expenses. Effective November 6, 1998, the Company renewed the agreement at the same rate but with the guaranteed minimum reduced to 7 days per month. The second agreement has a three-year term and a cost ceiling of $403,200 but may be terminated by either party on 30 days written notice. Under the second agreement, Mr. Roth received $132,057 for his services and expenses during fiscal 1999.

Mercantile-Safe Deposit and Trust Company ("Mercantile"), of which Mr. Baldwin is Chairman of the Board and CEO, has a revolving credit and term loan agreement with the Company. The highest level of borrowings under this agreement during fiscal 1999 was $23.7 million. Borrowings as of June 30, 1999 were $12.6 million. In addition, in 1996, the Company financed a $7.5 million equipment lease with Mercantile, and repaid the final $1.0 million of that amount during fiscal 1999.

On September 2, 1999, GRC International, Inc. ("GRC") completed its acquisition of Management Consulting & Research, Inc. ("MCR"), of which Dr. McNichols was President, CEO and principal shareholder. The gross purchase price was approximately $27 million, consisting of 2,000,000 shares of Stock of GRC issued to Dr. McNichols, valued at approximately $16 million, and approximately $11 million in cash. The net cash payment was approximately $7 million, and the net purchase price was approximately $23 million, as a result of approximately $4 million of MCR cash being used to pay a portion of the acquisition price. In addition to the 2 million shares of Stock, Dr. McNichols also received
$5,892,795 in cash from GRC, from which sum $1,433,398 was paid to MCR in repayment of a loan, and $217,168 was paid to MCR to release MCR's interest in a split-dollar life insurance policy in which family members of McNichols are the intended beneficiaries, and the balance of $4,242,229 was paid to McNichols. In connection with the acquisition, Dr. McNichols indemnified GRC for breaches of the acquisition agreement, subject to certain limitations, and GRC agreed to pay Dr. McNichols $300,000 on the second and third anniversaries of the acquisition in exchange for an agreement not to compete with GRC or MCR for three years. Dr. McNichols currently serves as Senior Vice President and General Manager of GRC's MCR Division and President & CEO of MCR Federal, Inc., a subsidiary of GRC, at an annual salary of $147,680.

Effective May 24, 1999, the Company and General Salomon entered into a consulting agreement, which expires on May 30, 2000, unless extended by mutual agreement. The agreement contains a cost ceiling of $20,000 for the current period of performance. Under the agreement, he provides consulting services, as requested by GRCI, to assist in forming strategic alliances and partnerships in support of GRCI's pursuit of business opportunities related to the GCSS-Army program and in support of GRCI's strategic business goals. As a consultant, he is compensated at the rate of $2,000 per day plus actual and reasonable expenses. During fiscal 1999, he received $4,102 for his consulting services and expenses.

                        COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

There is no "interlock" or "insider participation" (as those terms are defined by the SEC) in the Compensation Committee of the Board.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of SEC Forms 3, 4 and 5 and amendments thereto furnished to the Company with respect to fiscal 1999, all of such forms were filed on a timely basis with respect to fiscal 1999.

                         SECURITY OWNERSHIP OF PRINCIPAL
                           SHAREHOLDERS AND MANAGEMENT

The following table sets forth the shares and percentages of Stock beneficially owned by the Company's principal shareholders, directors, nominees, highest paid executive officers, and by all directors and executive officers as a group, as of September 3, 1999, unless another date is indicated. Unless otherwise indicated, each person shown as the beneficial owner of shares possesses sole voting and dispositive power with respect to such shares. The percentage of the class owned is based on the 12,323,626 shares outstanding on the record date.

                                                                           Number of Shares         % of Class
                                                                           ----------------         ----------
        Gerald R. McNichols                                                  2,001,700                 16.3%
        Frank J.A. Cilluffo                                                  1,748,787    (1)          14.2%
        Cilluffo Associates, L.P.                                            1,708,000    (2)          13.9%
        Gary L. Denman                                                         230,869    (3)           1.9%
        Joseph R. Wright, Jr.                                                  213,809    (4)           1.7%
        Peter A. Cohen                                                         139,937    (5)           1.1%
        Thomas E. McCabe                                                        64,106    (6)           0.5%
        James L. Selsor                                                         32,421    (7)           0.3%
        James P. Allen                                                          23,291    (8)           0.2%
        Leslie B. Disharoon                                                     22,846    (9)           0.2%
        H. Furlong Baldwin                                                      19,417   (10)           0.2%
        Charles H.P. Duell                                                      17,882   (11)           0.1%
        Michael G. Stolarik                                                     15,786                  0.1%
        Leon E. Salomon                                                            288   (12)           0.0%
        All Directors & Executive Officers (13 persons)                      4,531,139                 36.8%

(1) Includes 1,708,000 shares reflected as beneficially owned by Cilluffo Associates, L.P. as of September 1, 1999 in a preliminary proxy statement filed by Cilluffo Associates, L.P. with the SEC on September 15, 1999 (the "Cilluffo Proxy Statement"). Mr. Cilluffo, a director of the Company, is a managing general partner of Cilluffo Associates, L.P. and may be deemed to beneficially own (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) the shares owned by Cilluffo Associates. Also includes 12,787 shares reported in the Cilluffo Proxy Statement as held individually by Mr. Cilluffo and 28,000 shares reported in such proxy statement as held by Four Seas Partners, a partnership of which Mr. Cilluffo is a general partner. Excludes 1,618 Deferred Stock Units to be settled in common stock after Mr. Cilluffo's termination as a director.

(2) Reflected in the Cilluffo Proxy Statement as beneficially owned, as of September 1, 1999, by Cilluffo Associates, L.P., of which Mr. Cilluffo, a director of the Company, is a managing general partner. The Cilluffo Proxy Statement also identifies Edward C. Meyer as a managing general partner of Cilluffo Associates, L.P. As a managing general partner of Cilluffo Associates, Gen. Meyer may be deemed to beneficially own the shares owned by Cilluffo Associates. The Cilluffo Proxy Statement also reports that Gen. Meyer owns options to purchase 26,966 shares of common stock.

(3) Includes 195,617 shares subject to options exercisable within 60 days, 7,498 shares in the Company's Employee Stock Purchase Plan and 174 units in the GRCI Stock Fund held in the Company's Deferred Income Plan.

(4) Includes 183,807 shares subject to options exercisable within 60 days and 1,000 shares owned by Mr. Wright's wife. Also includes 4,002 Deferred Stock Units to be settled in common stock after termination of his service as a director.

(5) Includes 75,000 shares subject to options exercisable within 60 days. Also includes 39,000 shares held by family members not in Mr. Cohen's household, for which shares Mr. Cohen has investment discretion. Also includes 706 Deferred Stock Units to be settled in common stock after termination of his service as a director.

(6) Includes 18,191 units in the GRCI Stock Fund held in the Company's Deferred Income Plan. Also includes 43,488 shares subject to options exercisable within 60 days and 1 share in the Company's Employee Stock Purchase Plan. Includes 2,578 shares with shared voting and dispositive power.

(7) Includes 23,238 shares subject to options exercisable within 60 days. Also includes 254 shares in the Company's Deferred Income Plan and 196 shares in the Company's Employee Stock Purchase Plan.

(8) Includes 20,000 shares with shared voting and dispositive power, and 3,292 shares subject to options exercisable within 60 days.

(9) Includes 7,846 Deferred Stock Units to be settled in common stock after termination of his service as a director.

(10) Includes 13,417 Deferred Stock Units to be settled in common stock after termination of his service as a director.

(11) Includes 3,000 shares owned by a general partnership. Mr. Duell disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Also includes 5,058 Deferred Stock Units to be settled in common stock after termination of his service as a director.

(12) Gen. Salomon shares voting and dispositive power as to these shares.

      SHAREHOLDER PROPOSAL REGARDING TERMINATION OF SHAREHOLDER RIGHTS PLAN

David and Joyce Corcoran, shareholders of the Company, have submitted the following proposal and supporting statement for inclusion in this Proxy Statement and stated their intention to present the same at the Annual Meeting. In accordance with applicable regulations, the Company will provide the proponents' address and number of securities held upon written or oral request to any shareholder.

                                    Proposal

RESOLVED, that the Board of Directors of the Company terminate the Shareholder Rights Plan adopted by it in 1985 and refrain from adopting any similar plan unless the plan is approved by the affirmative vote of a majority of outstanding shares entitled to vote at a meeting of shareholders that is held as soon as practicable.

                              Supporting Statement

 This is the same proposal we submitted and GRC's shareholders  approved at last
year's   Annual   Meeting.   We  submit  the  proposal   again  because  of  our
dissatisfaction with management's response.

Our proposal is intended to help restore to shareholders the opportunity to act on unsolicited tender offers that may provide the shareholders a substantial premium over the current market value of the Company's common stock. We believe that the Company's Shareholder Rights Plan deprives the shareholders from realizing such a premium by limiting their ability to accept or even consider the merits of an unsolicited tender offer to which the Board or management is opposed. We also believe such defenses depress the market value of the Company's common stock and serve to entrench management.

The Securities and Exchange Commission recognized the benefits of tender offers in 1986 release, stating: 'Tender offers can benefit shareholders by offering them an opportunity to sell their shares at a premium and by guarding against management entrenchment. However, because poison pills are intended to deter non-negotiated tender offers, and because they have this potential effect without shareholder consent, poison pill plans can effectively prevent shareholders from even considering the merits of a takeover that is opposed by the board.' SEC Release No. 34-23486 (July 21, 1986).

The Company's Shareholder Rights Plan is a type of 'poison pill' because it is designed to make it prohibitively expensive to acquire the Company where an unsolicited tender offer is not approved by the Board of Directors.

GRC's shareholders voted overwhelmingly for our proposal at last year's Annual Meeting. In response to our proposal, the Board of GRC finally decided on or about May 20, 1999, to accelerate the expiration of the Shareholder Rights Plan to August 31, 2000, from December 31, 2005. The Board, however, reserved the right to implement a new shareholder rights plan in the future.

We believe that the Board's action fails to implement GRC's shareholders' mandate given by their overwhelming, two-third's majority approval of our 1998 Proposal. First, the termination of the Shareholder Rights Plan should be immediate, and second, reinstitution of any similar plan should require the affirmative vote of a majority of GRC's shareholders. We strongly believe that any poison pill insulates Company management from direct accountability to shareholders, particularly when the Company has been performing poorly, and that management should ask shareholders their opinion before seeking to 'protect' shareholders from an opportunity to sell their shares in a tender offer.

For these reasons, we are urging GRC shareholders to vote 'For' our proposal.

                             RESPONSE OF YOUR BOARD

Your Board recommends a vote 'AGAINST' the Proponents' resolution.

The Board of Directors just terminated the Shareholder Rights Plan, effective August 31, 2000, more than five years sooner than the scheduled expiration date. The Board provided for this orderly expiration in response to last year's shareholder vote. At the same time, the Board believes that keeping the Rights Plan in place for this short additional time, while also reserving the right to terminate it prior to August 2000, or to adopt a new rights plan thereafter, is in the best interests of all the Company's shareholders.

The Board of Directors over the last few years has considered a wide range of strategic options for the Company, with the advice of investment bankers, and has considered shareholders' views carefully. The Board believes, based on this evaluation, that keeping the Rights Plan in place for a short period provides the opportunity to continue to allow the Company to improve its financial performance, while, if necessary, using the Rights Plan to either deter short term speculators as the Company continues to show improvement, and/or to negotiate a higher offer price should the Company receive a fair acquisition proposal.

In adopting the Rights Plan originally, and in deciding to keep it in place for a short additional time, the Board considered carefully the Plan's limited purposes. The Rights Plan is intended to protect the interests of the Company and all shareholders. The Rights Plan is not intended to prevent a bidder from making a tender offer or other takeover-type transaction, nor will it impede any effort to replace the Board or propose and elect alternate nominees for the class of directors to be elected each year. The Rights Plan is, however, a fundamental negotiating tool that inhibits abusive conduct and is designed to protect against practices that do not treat all shareholders equally. The Rights Plan strengthens your Company's negotiating power and positions the Board to negotiate the best price for shareholders when the sale of the Company is in the best interests of the shareholders. The Rights Plan creates an incentive for a potential acquiror to negotiate in good faith with the Board. Of course, the Board can redeem the rights and, in deciding whether to do so in connection with any unsolicited offer, the Board will be bound by its fiduciary obligations to act in the best interests of the Company and its shareholders.

The benefits of shareholder rights plans have been validated by a study by Georgeson & Company Inc., in November 1997. The study found that: (i) premiums paid to companies with shareholder rights plans were on average 8% higher than premiums paid to purchase target companies that did not have shareholder rights plans; (ii) the presence of a shareholder rights plan did not increase the likelihood that a hostile takeover bid would be defeated or that a friendly bid would be withdrawn; and (iii) a shareholder rights plan did not reduce the likelihood that a company would become a takeover target (the takeover rate was similar for companies with and without shareholder rights plans). This conclusion has been supported by Patrick McGurn, director of corporate programs for Institutional Shareholder Services, who was recently quoted as saying that "companies with poison pills tend to get higher premiums paid on average than companies that don't have pills." (Wall Street Journal, January 29, 1999.) By comparison, the 1986 study relied upon by the proponent in support of the Proponents' Proposal is over 13 years old.

Also, the Rights Plan, by providing the Board with an additional degree of control in a takeover situation, enables the Board to calmly evaluate a potential buyer from the vantage point of the Company's government customers many of whom may be sensitive to the effect of a change in ownership on the successful performance of the Company's current contracts, national security issues, and similar concerns. The Rights Plan also allows the Board to consider the impact of a takeover proposal on its professional and technical employees, many of whom are critical to the performance of contracts with government customers. A material decline in the Company's government contract revenue, either as a result of government action or the loss of key employees, could adversely affect shareholder value.

The Board also believes, for these reasons, that it should retain the flexibility to adopt a new rights plan in the future. Under Delaware law, the Board has the responsibility to manage and direct the Company's business and affairs. In order to adopt a rights plan and use it in the face of a takeover proposal, the Board must determine, in the exercise of its fiduciary duties, that the plan is in the best interests of the Company. Thus, any commitment by the Board to seek shareholder approval to adopt and implement a rights plan would remove the Board's flexibility to respond to market conditions and would remove the incentive for a potential acquiror to negotiate with the Board so that stockholders are treated fairly.

Particularly in light of the Board's action to terminate the Rights Plan, the Board believes that the proponents' actions - which consist of the reintroduction of last year's resolution and commencement of litigation against the Company to seek to invalidate the Rights Plan - has required and will require the Company to spend precious financial resources and time that could be more effectively devoted to more productive endeavors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE ADOPTION OF THE SHAREHOLDER PROPOSAL TO TERMINATE THE RIGHTS PLAN.

Approval of this shareholder proposal requires the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the subject matter. Unless otherwise directed, the persons named in the enclosed proxy will vote the stock represented by all proxies received prior to the Annual Meeting, and not properly revoked, excluding broker non-votes, against this shareholder proposal.

                    DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

To be considered at the 2000 Annual Meeting of Shareholders, any shareholder proposal, whether submitted under Rule 14a-8 or otherwise, must be received by the Secretary, GRC International, Inc., 1900 Gallows Road, Vienna, Virginia 22182, on or before June __, 2000.

                        By Order of the Board of Directors


                        THOMAS E. McCABE
                        Senior Vice President, Director of Corporate Development
                          General Counsel & Secretary

Dated:  October __, 1999

                                   APPENDIX A

       DIRECTORS, EXECUTIVE OFFICERS AND EMPLOYEES WHO MAY SOLICIT PROXIES

The following table sets forth the name, business address and principal occupation of the directors, executive officers and employees of the Company ("Participants") who may also solicit proxies from shareholders of the Company. Unless otherwise indicated, the principal occupation refers to such person's position with the Company and the business address is GRC International, Inc., 1900 Gallows Road, Vienna, Virginia 22182.

Directors
---------

The principal occupations of the Company's directors who are deemed Participants in the solicitation are set forth on pages 4 through 6 of this proxy statement.
Their names and business addresses are as follows:

Name                                                         Business Address
----                                                         ----------------

H. Furlong Baldwin                                           Mercantile Bankshares Corporation
                                                             Two Hopkins Plaza
                                                             Baltimore, Maryland  21201

Peter A. Cohen                                               Ramius Capital Group
                                                             757 Third Avenue, 27th Floor
                                                             New York, New York  10017

Gary L. Denman                                               GRC International, Inc.
                                                             1900 Gallows Road
                                                             Vienna, Virginia  22182

Leslie B. Disharoon                                          Caves Valley Club
                                                             2910 Blendon Road
                                                             Owings Mills, Maryland  21117

Charles H.P. Duell                                           Middleton Place
                                                             Ashley River Road
                                                             Charleston, South Carolina 29414

Gerald R. McNichols                                          GRC International, MCR Division
                                                             2000 Corporate Ridge, Suite 400
                                                             McLean, Virginia  22102

Leon E. Salomon                                              c/o GRC International, Inc.
                                                             1900 Gallows Road
                                                             Vienna, Virginia  22182

Joseph R. Wright, Jr.                                        AmTec, Inc.
                                                             599 Lexington Avenue, 44th Floor
                                                             New York, New York 10022

                                       28

Executive Officers and Employees
--------------------------------

Name                                                         Principal Occupation
----                                                         --------------------

Gary L. Denman                                               President and Chief Executive Officer

Michael G. Stolarik                                          Executive Vice President,  Chief  Operating  Officer and
                                                             Acting Director of Information Systems Division

Thomas E. McCabe                                             Senior   Vice    President,    Director   of   Corporate
                                                             Development, General Counsel and Secretary

James P. Allen                                               Senior  Vice  President,  Chief  Financial  Officer  and
                                                             Treasurer

Wayne Jackson                                                Director of Corporate Communications

              OWNERSHIP OF THE COMPANY'S SECURITIES BY PARTICIPANTS

Company securities owned of record by each participant are also owned beneficially by such Participant. The number of shares of Stock held by each Participant (other than Mr. Jackson) is set forth on pages 22-23 of this proxy statement. Mr. Jackson beneficially owns 288 shares.

            TRANSACTIONS IN THE COMPANY'S SECURITIES BY PARTICIPANTS

The following table sets forth  purchases and sales of the Company's  securities by the  Participants  listed below during the past two years.  Unless  otherwise indicated, all transactions are in the public market.
                                                                 Number of Shares
                                                                  of Common Stock
Name                                        Date                Purchased or (Sold)                 Footnote
----                                        ----                ------------------                  --------

James P. Allen                              3/1/99                     3,000
                                            3/2/99                     1,000
                                            3/11/99                    2,000
                                            3/17/99                    2,500
                                            3/18/99                    1,000
                                            3/19/99                    1,500
                                            3/22/99                    1,000
                                            8/20/99                    8,000

H. Furlong Baldwin                          5/1/99                    13,417                           (1)

                                       29

                                                                 Number of Shares
                                                                  of Common Stock
Name                                        Date                Purchased or (Sold)                 Footnote
----                                        ----                ------------------                  --------

Peter A. Cohen                              1/6/98                      351                            (2)
                                            4/2/98                      558                            (2)
                                            4//22/98                  10,000
                                            4/28/98                    2,500
                                            4/28/98                    2,500                           (3)
                                            7/1/98                      251                            (2)
                                            10/1/98                     389                            (2)
                                            10/30/98                   2,500
                                            10/30/98                   2,000                           (3)
                                            11/3/98                   10,000                           (3)
                                            11/4/98                    2,000                           (3)
                                            1/4/99                      411                            (2)
                                            4/1/99                      343                            (2)
                                            5/1/99                      706                            (1)
                                            5/21/99                    3,000                           (3)
                                            7/1/99                      428                            (2)

Gary L. Denman                              1/6/98                   449.1824                          (4)
                                            4/3/98                      475                            (4)
                                            7/6/98                   474.9270                          (4)
                                            10/5/98                  861.6236                          (4)
                                            1/6/99                   942.0366                          (4)
                                            4/6/99                   698.5684                          (4)
                                            7/6/99                   651.9500                          (4)
                                            8/16/99                   16,714                          (5,6)

Leslie B. Disharoon                         5/1/99                     7,846                           (1)

Charles H.P. Duell                          1/6/98                      374                            (2)
                                            4/2/98                      542                            (2)
                                            7/1/98                      283                            (2)
                                            10/1/98                     445                            (2)
                                            1/4/99                      476                            (2)
                                            4/1/99                      404                            (2)
                                            5/1/99                     5,058                           (1)
                                            7/1/99                      428                            (2)

Thomas E. McCabe                            4/22/98                    5,000                           (6)
                                            4/22/98                   (5,000)
                                            4/22/98                    2,272                           (5)
                                            4/22/98                   (2,272)
                                            4/22/98                   (2,913)
                                            4/22/98                   (4,956)
                                            8/4/98                  16,117.156                         (7)
                                            8/25/99                    2,440                           (5)
                                            8/25/99                     137                            (5)

                                       30

                                                                 Number of Shares
                                                                  of Common Stock
Name                                        Date                Purchased or (Sold)                 Footnote
----                                        ----                ------------------                  --------

Gerald R. McNichols                         5/7/99                     1,700
                                            9/3/99                   2,000,000                         (8)

Leon E. Salomon                             7/1/99                      288                            (2)

Michael G. Stolarik                         10/1/98                    2,403                           (9)
                                            1/4/99                      810                            (9)
                                            4/1/99                      760                            (9)
                                            7/1/99                     1,122                           (9)

Joseph R. Wright, Jr.                       4/22/98                   10,000
                                            8/3/98                     5,000
                                            5/1/99                     4,002                           (1)

(1) Deferred Stock Units acquired on termination of Company's Directors Retirement Plan.
(2) Awarded in lieu of directors fees under the Company's Directors Fee Replacement Plan.
(3) Purchased and/or held in accounts over which Mr. Cohen has investment discretion.
(4)      Purchased through the Company's Employee Stock Purchase Plan.
(5)      Stock option exercise.
(6) Financed in part with margin loan of approximately $67,925, which was fully repaid as of the date of this proxy statement.
(7) Units of GRC International Stock Fund purchased in Company's Deferred Income Plan.
(8) Acquired in connection with the acquisition of Management Consulting & Research, Inc.
(9)      Purchased through the Company's Cash Compensation Replacement Plan.

                MISCELLANEOUS INFORMATION CONCERNING PARTICIPANTS

Except as described in this Appendix A or in the proxy statement, none of the Participants nor any of their respective affiliates of associates (together, the "Participant Affiliates"), (i) directly beneficially owns any shares of Stock of the Company or any securities of any subsidiary of the Company or (ii) has had any relationship with the Company in any capacity other than as a shareholder, employee, officer or director. Furthermore, except as described in this Appendix A or in the proxy statement, no Participant or Participant Affiliate is either a party to any transaction or series of transactions since July 1, 1998, or has knowledge of any currently proposed transaction or series of transactions, (i) to which the Company or any of its subsidiaries was or is to be a party, (ii) in which the amount involved exceeds $60,000, and (iii) in which any Participant or Participant Affiliate had or will have, a direct or indirect material interest. Except for the employment agreements described in the proxy statement, no
Participant or Participant Affiliate has entered into any agreement or understanding with any person respecting any future transactions to which the Company or any of its affiliates will or may be a party. Except as described in this Appendix A or in this proxy statement, there are no contracts, arrangements or understandings by any Participant or Participant Affiliates within the past year with any person with respect to the Company's Stock.

--------------------------------------------------------------------------------
                                    IMPORTANT

1. Be sure to vote on the WHITE proxy card. We urge you not to sign any proxy card which is sent to you by Cilluffo Associates.

2. If any of your shares are held in the name of a bank, broker or other nominee, please contact the person responsible for your account and direct him or her to vote on the WHITE proxy "FOR" management's nominees, "FOR" approval of Deloitte & Touche as accountants and "AGAINST" the shareholder proposal to terminate the Shareholder Rights Plan.

3. If you have questions or need assistance in voting your shares, please call toll free:

                                   GEOERGESON
                                  SHAREHOLDER
                              COMMUNICATIONS INC.
                          17 State Street, 10th Floor
                               New York, NY 10004

                         Call Toll-Free (800) 223-2064
                         -----------------------------




--------------------------------------------------------------------------------


PROXY                                 GRC INTERNATIONAL, INC.                                            PROXY

The undersigned hereby authorizes PETER A. COHEN, LESLIE B. DISHAROON, CHARLES H.P. DUELL, GERALD R. McNICHOLS
and LEON E. SALOMON, and each of them, with several powers of substitution, to vote and otherwise represent all shares of Common Stock of GRC INTERNATIONAL, INC. ("Company") owned or otherwise held by the undersigned at the
Annual Meeting of Shareholders of the Company on November __, 1999, and at any and all adjournments or postponements thereof, as follows:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1-2.

1.  ELECTION OF DIRECTORS

___ FOR both nominees                            NOMINEES:  GARY L. DENMAN and JOSEPH R. WRIGHT, JR. To withhold vote from an individual nominee, check here [__] and write the name of the nominee as to whom vote is withheld.

                                                 ---------------------------------------------------------------

                                                 To allocate votes among the nominees, write the name(s) of the nominee(s) and the number of votes allocated to such nominee(s)

                                                 --------------------------------------------------------------

___ WITHHOLD AUTHORITY to vote for both nominees

2.  RATIFICATION OF DELOITTE & TOUCHE AS INDEPENDENT PUBLIC ACCOUNTANTS

___ FOR           ___ AGAINST                        ___ ABSTAIN

3.   SHAREHOLDER PROPOSAL TO TERMINATE THE SHAREHOLDERS RIGHTS PLAN

___ FOR           ___ AGAINST                        ___ ABSTAIN

The shares represented by this proxy will be voted as directed or, if no direction is made, will be voted "FOR" items 1 and 2.

                        THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS
                                   (continued and to be signed on reverse side)

                                       33




(continued from other side)


The undersigned  confers upon the proxies hereby appointed  authority to act upon all matters incident to the conduct of the meeting and in their  discretion upon such other matters as may properly come before the meeting.  Unless otherwise  indicated  above,  such authority includes the discretionary  authority to cumulate votes in connection with the election of directors. If you withhold your vote for a nominee, all of your cumulative votes will be allocated to the remaining nominee. Management knows of no other matters to be presented at the meeting.

All other proxies previously given by the undersigned to vote shares of Common Stock of the Company are hereby expressly revoked.

Please sign exactly as your name appears hereon. If you are signing for the shareholder, please sign the shareholder's name and your own name, and state the capacity in which you are signing.



                                                                                         -------------------------------------------
                                                                                              Signature



                                                                                         -------------------------------------------
                                                                                              Additional Signature (if held jointly)




                                                                                         Date:                                , 1999
                                                                                              --------------------------------